Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Rock-Tenn Company for the registration of Rock-Tenn Company’s 4.450% Senior Notes due 2019, 3.500% Senior Notes due 2020, 4.900% Senior Notes due 2022, and 4.000% Senior Notes due 2023, and to the incorporation by reference therein of our report dated November 21, 2012 except for Note 20, as to which the date is February 8, 2013, with respect to the consolidated financial statements of Rock-Tenn Company as of September 30, 2012 and 2011, and for each of the three years in the period ended September 30, 2012, included in its Current Report (Form 8-K) filed February 8, 2013, and our report dated November 21, 2012, with respect to the effectiveness of internal control over financial reporting of Rock-Tenn Company as of September 30, 2012, included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia
February 8, 2013